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              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

October 21, 1999

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were principal accountants for Torchmark Corporation (Torchmark) and, under the dates of January 29, 1999, except for Note 17 which is as of February 10, 1999, we reported on the consolidated financial statements of Torchmark Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997. On October 21, 1998 we were informed by Torchmark that it is Torchmark's intention to terminate our appointment as principal accountants subsequent to the issuance of our reports on the consolidated financial statements of Torchmark Corporation and subsidiaries and the separately issued financial statements of Torchmark's subsidiaries, unit investment trust accounts and benefit plans as of and for the year ending December 31, 1998. Our dismissal was effective upon the issuance of the last of our audit reports covering the entities subject to audit as noted above. On October 14, 1999, we issued the last of the subject audit reports and our dismissal became effective. We have read Torchmark Corporation's statements included under Item 4 of its Form 8-K dated October 21, 1999 and agree with such statements, except that we are not in a position to agree or disagree with Torchmark's statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG Peat Marwick LLP


Enclosure

cc: Mr. Gary Coleman
    Torchmark Corporation